EXHIBIT 21.1
LIST OF SUBSIDIARIES OF TEEKAY TANKERS LTD.

Subsidiary	Jurisdiction of Formation
Erik Spirit L.L.C.	Republic of The Marshall Islands

Matterhorn Spirit L.L.C.	Republic of The Marshall Islands

Everest Spirit Holding L.L.C.	Republic of The Marshall Islands

Falster Spirit Holding L.L.C.	Republic of The Marshall Islands

Kanata Spirit Holding L.L.C.	Republic of The Marshall Islands

Kareela Spirit Holding L.L.C.	Republic of The Marshall Islands

Kyeema Spirit Holding L.L.C.	Republic of The Marshall Islands

Nassau Spirit Holding L.L.C.	Republic of The Marshall Islands

Sotra Spirit Holding L.L.C.	Republic of The Marshall Islands